Exhibit 2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 1 (this “Amendment”) dated as of September 18, 2016 is by and among Energy Future Holdings Corp., a Texas corporation (the “Company”), Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), NextEra Energy, Inc., a Florida corporation (“Parent”), and EFH Merger Co., LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, the Company, EFIH, Parent and Merger Sub entered into an Agreement and Plan of Merger dated as of the July 29, 2016 (the “Merger Agreement”);
WHEREAS, the Company, EFIH, Parent and the other parties thereto, entered into the Plan Support Agreement dated as of the July 29, 2016 (the “Plan Support Agreement”), pursuant to which each of the parties thereto has agreed, among other things, to support the Plan of Reorganization;
WHEREAS, the Plan Support Agreement was amended and restated on the date hereof to, among other things, add additional parties thereto (the “Amended PSA”);
WHEREAS, the Company, EFIH, Parent and Merger Sub wish to amend the certain terms of the Merger Agreement in accordance with Section 9.2 of the Merger Agreement to induce certain parties to enter into the Amended PSA;
NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.    Initially capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement.
2.    The Merger Agreement is hereby amended as follows:

A.	Section 1.7(a) thereof is amended by deleting the number “$4,096,000,000” and replacing it with “$4,396,000,000”;

B.	Section 1.7(c) thereof is amended by deleting the number “$250,000,000” and replacing it with “$100,000,000”;

C.
Section 3(a) of the form of Asbestos Escrow Agreement attached as Exhibit D to the Merger Agreement is amended by deleting “two hundred and fifty million dollars ($250,000,000)” and replacing it with “one hundred million dollars ($100,000,000)”; and

D.	All references to the term “Plan Support Agreement”, other than references in the Recitals of the Merger Agreement, shall be deemed to be to the “Amended PSA”.
2.    Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

3.    All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to July 29, 2016.
4.    This Amendment may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.
5.    Each of Parent and Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority and has taken all corporate or limited liability company, as applicable, action necessary in order to execute, deliver and perform its obligations under this Amendment. This Amendment has been duly executed and delivered by each of Parent and Merger Sub and each constitutes a valid and binding obligation of Parent and Merger Sub. This is enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
6.    Each of the Company and EFIH has the requisite corporate or limited liability company, as applicable, power and authority and has taken all corporate or limited liability company, as applicable, action necessary in order to execute and deliver this Amendment and to perform its obligations under this Amendment. This Amendment has been duly executed and delivered by each of the Company and EFIH and subject only to entry of the Approval Order, constitutes a valid and binding agreement of each of the Company and EFIH and no vote or consent of any equity holder of the Company or EFIH, or any other corporate or limited liability company action, is necessary to approve this Amendment or the transactions contemplated hereby on behalf of the Company and EFIH (other than the requisite votes for approval of the Plan of Reorganization under the Bankruptcy Code). This Agreement is enforceable against each of the Company and EFIH in accordance with its terms subject to entry of the Approval Order.
7.    The provisions of Article IX of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.
[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NEXTERA ENERGY, INC.
By:	MARK HICKSON
Name:	Mark Hickson
Title:	Senior Vice President

EFH MERGER CO., LLC
By:	MARK HICKSON
Name:	Mark Hickson
Title:	Senior Vice President

ENERGY FUTURE HOLDINGS CORP.
By:	ANTHONY R. HORTON
Name:	Anthony R. Horton
Title:	Senior Vice President & Treasurer

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC
By:	ANTHONY R. HORTON
Name:	Anthony R. Horton
Title:	Senior Vice President & Treasurer

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